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Investor Relations
(972) 699-4055
Email: investor@furmanite.com

FURMANITE CORPORATION ANNOUNCES
THIRD QUARTER RESULTS

Company reports net income of $3.6 million; EPS of $0.10

DALLAS, TEXAS (November 8, 2007) – Furmanite Corporation (NYSE: FRM) today reported results for the quarter ended September 30, 2007. Revenues for the quarter were $74.2 million, compared with $60.3 million for the same period in 2006. The Company reported net income of $3.6 million for the third quarter, compared with a net loss of $(3.3) million for the prior year’s quarter. Earnings per share (diluted) were $0.10 for the third quarter, compared with $(0.10) for the same quarter last year.

For the nine months ended September 30, 2007, Furmanite reported revenues of $217.4 million, compared with $179.6 million, and net income of $9.1 million, compared with a net loss of $(2.6) million for the prior year period.

“Furmanite’s third quarter results continue the momentum the company has built throughout 2007. We saw excellent performance across the entire company, with revenues growing by $13.9 million and net income of $3.6 million, which represents a profit improvement of almost $7 million over the third quarter last year,” said John R. Barnes, chairman and chief executive officer of Furmanite Corporation. “We are very pleased with these results and our progress this year.”

Commenting on the company’s third quarter operations, Michael L. Rose, president of Furmanite, said: “Once again this quarter, revenues increased in every region. We are particularly pleased with the performance in the U.S., where revenues increased by $6.6 million over the same period last year. Additionally, Europe was up $4.8 million; and Asia Pacific was up $2.5 million. We saw the impact of these gains at the operating income level, with an increase of $7.8 million this quarter when compared to last year. Going forward, we see continuing opportunities for growth in every region we serve around the world.”

Revenues, operating income and net income include currency gains of $3.1 million, $500,000 and $500,000, respectively, for the quarter ended September 30, 2007 and $9.0 million, $1.2 million and $1.1 million for the nine months ended September 30, 2007, respectively.

ABOUT FURMANITE CORPORATION

Furmanite Corporation (NYSE: FRM) is a worldwide technical services firm. Headquartered in Dallas, Texas, Furmanite, one of the world’s largest specialty technical services companies, delivers a broad portfolio of engineering solutions that keep facilities operating, minimizing downtime and maximizing profitability. Furmanite’s diverse, global operations serve a broad array of industry sectors, including offshore drilling operations, refineries and power generation facilities, chemical and petrochemical plants, pipelines, steel mills, automotive manufacturers, pulp and paper mills, food and beverage processing plants, semi-conductor manufacturers and pharmaceutical manufacturers. Furmanite operates more than 50 offices on five continents. For more information, visit www.furmanite.com.

Certain of the Company’s statements in this press release are not purely historical, and as such are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management’s intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the Company’s business, and other risks and uncertainties detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect the Company’s business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the Company, or any other person, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the Company assumes no obligation to update any forward-looking statements.